Exhibit 99.03

FormFactor Pre-Announcement Q1 2016 Earnings Call March 29, 2016

Corporate Speakers

•	Jason Cohen; FormFactor; VP, General Counsel

•	Mike Slessor; FormFactor; President, CEO

•	Mike Ludwig; FormFactor; CFO Participants

•	Craig Ellis; B. Riley & Company; Analyst

•	Edwin Mok; Needham & Company; Analyst

•	Tom Diffely; D.A. Davidson & Company; Analyst

•	Patrick Ho; Stifel Nicolaus; Analyst

•	Chris Longiaru; Sidoti & Company; Analyst

PRESENTATION

Operator: Thank you and welcome everyone to FormFactor's Conference Call this afternoon. On today's call is our Chief Executive Officer, Mike Slessor, and Chief Financial Officer, Mike Ludwig.

Before we begin, here is Jason Cohen, the Company's General Counsel, to remind you of some important information.

Jason Cohen: Thank you. Today, the Company will be updating its previously released first quarter 2016 guidance. This information is also available in the press release issued today by the Company.

Today's discussion also contains forward-looking statements within the meaning of the Federal Securities Laws. Examples of such forward-looking statements include financial and business performance projections, statements regarding future macroeconomic condition, business momentum, seasonal business trends, the anticipated demand for our products and technologies, our future ability to produce and sell products, the successful development of future products and technologies, and the assumptions upon which such statements are based.

These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed during this call. The information on risk factors and uncertainties is contained in our most recent filing on Form-10K with the SEC for the fiscal year ended 2015 and other SEC filings which are available on the SEC's website at www.sec.gov and in our press release issued today.

Forward-looking statements are made as of today, March 29, 2016, and we assume no obligation to update them. Today's call will also refer to our anticipated non-GAAP gross margin and non-GAAP earnings per share, which are non-GAAP financial measures. Please refer to the descriptions of our views of non-GAAP financial measures contained in our most recent earnings release filed with the SEC on Form-8K on February 4, 2016.

With that, we will now turn the call over to our CEO, Mike Slessor.

Mike Slessor: Thanks, Jason. As you have seen from our press release earlier today, we are revising our first quarter 2016 guidance. We are now anticipating first quarter revenues of $53 million to $54 million, non-GAAP, gross margins of 22% to 24%, and a non-GAAP loss per share of $0.10 to $0.12.

We want to take the opportunity on this call to provide reasons behind this revision and to update you on the fundamental underlying demand for FormFactor probe cards that set the stage for strong 2016 results.

The first quarter revenue shortfall, which results in corresponding gross margin and earnings-per-share shortfalls comes from two timing related root causes; one, a slower-than-planned increase in our SoC probe card capacity to meet dramatically increased customer demand, and two, push-outs of DRAM probe card demand by certain customers from the first quarter into the early part of the second quarter.

As we discussed in the last earnings call, we are experiencing rapid acceleration in demand for our SoC probe cards. Working closely with one of our key customers, we have been aggressively expanding and manufacturing capacity for our VXMP product for both 14 nanometer and 10 nanometer chip designs.

This increase approximately doubles our capacity for this product compared to 2015. We received firm purchase orders to support the investments required for this capacity increase which results in a current record backlog for the VXMP product. This backlog is 50% higher than 2016 beginning backlog.

We have now made the required investments and demonstrated the increase target output level, but unfortunately this level was achieved later than originally planned. To meet the sustained increasing customer demand, we plan to continue to operate at this doubled output level throughout the balance of 2016.

In addition, certain DRAM customers shifted their shipments of previously ordered probe cards from the first quarter to the second quarter. We expect to ship these units in April against firm customer purchase orders.

Our overall outlook for DRAM probe card demand remains unchanged from our previous earnings call, and we can report increasing probe card design activity from new DDR4 and the LT-DDR4 customer designs at both the 20 nanometer and sub-20 nanometer nodes. This activity continues to support our view of the second half increase in probe card investment by our DRAM customers.

We currently estimates second quarter revenues in the range of $72 million to $80 million and we will update second quarter guidance on our earnings call to be held towards the end of April.

The revised first quarter revenues and the resulting gross margins and earnings-per-share revision are disappointing. However, the fundamental causes for the revision have been addressed, and with the significant increase in SoC probe card demand coupled with the anticipated second half increase in DRAM probe card demand, we expect to achieve our original annual projections and deliver our fourth consecutive year of revenue growth, even excluding the benefits of the planned Cascade Microtech acquisition.

Finally, with respect to the Cascade Microtech acquisition, we remain on track to close this transaction in the middle of 2016. The HSR Act waiting period expired last week removing one of the closing conditions. As we expressed in our February 4 announcement, we are very excited about the expected financial accretion and strategic benefits of this combination.

With that, we’ll turn the call over to Q&A. Operator?

QUESTION AND ANSWER

 Operator: (Operator's instruction) Craig Ellis with B. Riley.

Craig Ellis: The first question is on the second quarter guidance what it was like, there's about $14 million variance in the updated guidance for first quarter versus the original guidance.

How much of that $14 million variance is recaptured in the second quarter guidance? In the extent it is not captured there, do you expect it to come back into the model in the back half of the year?

Mike Slessor: The shortfall, with respect to the midpoint of the original guidance, as you said, is around $14 million. To give you some more context on the shortfall and the two primary effects we talked about is it's about 2/3 related to the SoC ramp and 1/3 related to the DRAM push-outs.

If we think about recapturing that demand or recognizing the revenue in such demand, again, both components of this are secured by firm customer purchase orders and so we consider this to be a delay in shipping the product and recognizing the revenue.

Because of increased demand associated with the SoC ramp and the doubling of capacity, we're not going to recapture all of that revenue in the second quarter. It will take us partially, again, operating at this doubled output level partially through the third quarter to recapture all of it, but we're confident now that we're operating at these doubled capacity levels that we're going to be able to recapture that demand.

On the DRAM side, it gets recaptured very quickly. Again, these were push-outs of shipments that we had scheduled in the first quarter, are originally and continued to be secured by firm customer purchase orders and so that element of the demand will be recaptured. As we said in the prepared remarks, we expect to ship these cards in the month of April.

Craig Ellis: And then the follow-up question is kind of the nature of the issues that you encountered with the SoC ramp. Can you go into more details with (inaudible) slower than originally planned and it seems like what information you have operationally that there wouldn't be any similar such issues that you could advise as you're trying to operate a doubled output in 2Q and beyond.

Mike Slessor: Yes. So you broke up a little bit, but I think we got the basic gist of the question. Maybe if you could repeat the second part of the question a little bit. You seemed to cut out there.

Craig Ellis: Sorry about that, guys. So the second part of the question was what gives you confidence that there won't be similar such operational issues as you're operating at a higher capacity utilization level later this year?

Mike Slessor: Well, so to take the second part first. I think what gives us confidence is we've now demonstrated the target output level. Obviously, we got to that level later than we originally planned, but we are building sort of the confidence as we operate at that increased level that we're going to be able to continue to operate at that increased level because we've made, as we said in the prepared remarks, some significant investments in people, in processes, in capital equipment to make sure that we can meet the significantly increased demand and continue to operate at this level for the balance of the year.

If we look at the speed of the ramp, this one is pretty remarkable. At least by FormFactor standards and probe card standards. We are doubling capacity and essentially the space of less than a quarter and doubling output in the space of less than a quarter. That’s a ramp that’s required multiple different things to fundamentally change in our operation and obviously some of the underlying assumptions we made and how fast we're going to be able to execute their ramp or at the core of the Q1 shortfall here.

But again, as I said, the good news is we have demonstrated output at this double level and are excited about capturing that demand as we move through the rest of 2016 and making up the Q1 shortfall on the revenue line.

Operator: Edwin Mok with Needham.

Edwin Mok: First question I have is on the capacity side, how much of that impact with those margins in the first quarter? And as you finished doubling of the overcapacity, [does the] business comes back in the second quarter and beyond, how do you think about gross margin as we get through second quarter and beyond?

Mike Ludwig: On the first quarter, as Mike said, the investments that we made with respect to people, training processes, CapEx, so that investment had an impact of costing us 4% on gross margin in the first quarter.

The reason for that is we made the investments but the revenue levels and the production levels really were not supportive of that level of investment. Therefore, the first quarter, had the impact of 4%.

But as we said, now that we are demonstrating the ability to manufacture at the much higher production levels, we don’t expect to see that impact in the second quarter. So I would expect that that impact might be closer to 1% if anything in the second quarter versus what it was in the (inaudible).

Edwin Mok: So, in terms of the DRAM business, you mentioned that some of the shipment that was got pushed out you expect to come in the month of April. I was wondering how do you kind of think about sustainability on those businesses, I mean, given that it got delayed.

Any risk that in the second half you might see more additional delays given the weakness in the DRAM space? And your comment about the DRAM will grow in the second half, is it just second half over first half or is it that year-over-year over second half of last year?

Mike Slessor: I think our view with DRAM from a broader sense remains consistent with the way we talked about it on our previous earnings call and the way we put together our plan for 2016.

Obviously, the DRAM customers are going through a period of capacity digestion and some tough pricing in the market. In the interactions we've had with each of the three major DRAM manufacturers as we plan for the second half, they are articulating the need for significantly higher investments in the second half over the first half.

Obviously, in response to both node shrinks for some customers to significant tooling up at 20 nanometers for other customers beginning to drop down below 20 nanometers but most of them really revolved around DDR4 and low power or mobile DDR4.

And as we've seen in the past, the DDR4 designs are primarily driven by server applications. The low power or mobile DDR4 are driven by major handset release cycle. And so if you look at the timing of both of those things I think it's reasonable to expect some significant increase in the DRAM business in the second half of the year.

And as we said in the prepared remarks, we're seeing the design activity, the ramp preparations, the forecasting and negotiations to go with our customers in preparation for that.

For the units that were pushed out of the first quarter into the second quarter, we have as I said firm purchase orders against those. There have been no indications that those purchase orders will be cancelled and the delivery date have been re-planned for hard dates in the month of April so they're not, if you like, holes that don’t have an end to them. There are specific reschedules that we are executing against.

Edwin Mok: Lastly on the SoC side just to kind of circle back on product capacity expansion so with the challenges there, what does a customer do?

I mean, they need the probe card – do they go to some of your competitors that you’ve seen potential risks of competitor coming in and take advantage of some of the issues you guys have sort of the capacity around, where do you think you guys do pretty strong in competitor front?

Mike Slessor: Well, I think there's a couple of pieces of data or color around the way we've been working with our customer and managing through this very rapid and significant capacity expansion.

One of the things as this demand began to materialize, we began to work with them very, very closely on the scheduling and prioritization of individual shipments so that we were not in a position where we were, if you like, compromising their wafer outs because of our ability to supply probe cards.

We continue to work with them very closely as we ramped up and now achieved the output level. Obviously, there is – in running at the increased output levels at increased capacity of this factory, there's continued management attention on it but we're working very, very closely with the customer in making sure that we're scheduling individual delivery than individual priorities to meet their highest priority needs.

This is obviously a capacity increase that is significant for both us and the key customer. And the way we've together chosen to approach it is to work very, very closely to make sure we're managing a very dynamic situation and making sure that we don't put the customers out for the risk.

Operator: Tom Diffely with D.A. Davidson.

Tom Diffely: So I guess first just a clarification, did you say that margins would be 24% to 26%?

Mike Slessor: Tom, we said 22% to 24%. And I believe these things are also restated for the rest of you in the press release.

Tom Diffely: And then just to clarify again, you said you're still expecting year-over-year growth, but has your internal expectation changed at all over the last month or so since you initially gave your guidance for the year?

Mike Slessor: Our view of the year in aggregate remains very, very similar. In fact, I can say the same as it was when put our plan together and when we began talking to you about 2016 on our February 4 earnings call.

Obviously, a lot of dynamics in the early part of the year with DRAM remaining weak, with the very significant increase in demand and capacity in the SoC market, and as we see SoC progressing during the year, we're looking forward to a couple of the key mobile application process or designed cycles that we're now beginning to ship the initial pre-production cards for.

I think our view of the year from where we sit now remains substantially the same as it did a few months ago and when we put our annual plan together. As we get further out of the year, clearly, we're depending in a pretty significant way on increasing DRAM activity as I talked about but we see again very, very strong increase in overall SoC demand both associated with the doubling of our capacity for this one customer but also a mobile application process or cycle which is consistent with what we began the year looking for.

Tom Diffely: And just to dig in a little bit on doubling the capacity, is that specifically doubling SoC capacity for just the 14 and 10 nanometer technology node or is that overall capacity for SoC?

Mike Slessor: You can think of it given the products and the investments we made, although they are fungible across several other elements of our SoC business. The rationale for the investment and the initial targeting of the investment was made primarily for our products that are used at the 14-nanometer and 10-nanometer nodes.

Tom Diffely: I guess what I'm getting at is if you had $41 million, $42 million worth of SoC business in the December quarter and you're doubling capacity, how that does not catch up in the second calendar quarter?

Mike Slessor: Again, the capacity additions we've made associated with the doubling of capacity are pretty targeted towards initially a single customer and a single set of business. So we want to make sure that people understand this is not a doubling in aggregate of the FormFactor SoC demand in the very short term and that doubling of SoC capacity in the short term is really targeted to one customer in the short term.

Now, if you look at this as a leading indicator which our SoC business has always followed our key driver customers in a pretty sequential way, it's one of the reasons why we're fairly optimistic for SoC for the balance of 2016 and beyond. But the simple math is not just double our SoC business in total, it's in the short term really focused on a single customer.

Tom Diffely: Okay. And so that particular customer is still going to be capacity constrained in the second quarter then or is it just the timing of when they need the product that drives the amount of revenue drive from them?

Mike Slessor: One of the things that we said in the prepared remarks that I'll reiterate is that we've asked this customer to support the increased demand not just through forecasts but through firm purchase orders. And so the lead times associated with some of those purchase orders have need dates that – need dates that are outside the second quarter and then the third quarter.

Obviously, we'd like to be able to operate at above the target capacity level and we'll see whether we can flex it. But right now even the rapid ramp we've gone through and the investments we've made, we want to make sure that we continue to produce at that level in a consistent and profitable way.

Tom Diffely: Okay. That makes sense. Do you have the hard numbers for the segmentation of your three main businesses for the quarter?

Mike Ludwig: We're we're still closing the books but in general it's going to be about 70% SoC, probably 25% DRAM, maybe 27% DRAM and the remainder is flash, with that ballpark.

Tom Diffely: And then you talked about the second half ramp on the DRAM side, what is the first half, second half business trend look like on the SoC part of your business?

Mike Slessor: SoC is going to be less of a trend at first half, second half as we currently see it and more of the adding of – one customer running now is doubled capacity level for the balance of 2016. And then adding to that, the typical cycles you’ve seen from us on some of the application process or [tuning] cycles that are typically a third quarter last year became also a fourth quarter event given some of our customers' design release and ramp cycle.

So I think you're going to see certainly the SoC second half be stronger as we currently see it because we'll have ramp this incremental capacity that we put in place to double – to meet the double demand from one customer and then you're going to see then – if you like the midyear design and release cycle associated with the typical mobile handset releases and the application processors targeted for those.

Tom Diffely: And then finally, when you look at the proposed acquisition, is there any potential impact that you could see from just evolved full stock price that might slow down that impact the acquisition at any point, any collars or things like that based on the acquisition terms?

Mike Slessor: So, yes, no collars. We refer you back to the merger agreement which was published. If we look at milestones we need to get through, we told you that last week we received HSR or US Antitrust Approval for the waiting period expired and we now need to go through the SEC comment process and then a Cascade shareholder vote.

I think a realistic estimate of this timing keeps us in the mid-2016 timeframe that we'd originally articulated but we don't see any specific delays associated with any of the any of the things that are currently happening and we view the mid-2016 closing as essentially proceeding on plan.

Tom Diffely: Okay. So you wouldn’t anticipate a weakness in your FormFactor stock price as being an issue with the shareholder vote for Cascade?

Mike Slessor: Yes. I'm not sure I'm in the position to comment there, Tom. I mean, realistically, right, it can’t help certainly. But if we look at the deal and the benefits from the combination of FormFactor and Cascade, we think as we've discussed I think during our February 4th announcement that these are compelling benefits for both sets of shareholders as well as the customers and employees of the combined company.

And we certainly want to provide people with the visibility to our business so that they understand although we've had sort of a short-term timing issue associated with the heavy ramp in SoC capacity, the fundamentals of FormFactor business that led us and Cascade to pursue this merger are still fundamentally sound and intact and we're excited about putting the companies together.

Operator: (Operator's instruction) Patrick Ho with Stifel Nicolaus.

Patrick Ho: Mike, first of, maybe a two-part question in terms of the SoC business, one, were there any yield issues on your part that required you to quote double the capacity to ensure that your customer gets the product?

And secondly, if it wasn't a yield issue, just what happened in the forecasting because typically when you have key customers like that they give you forecast and usually you can gauge your capacity based off to this type of demand. I guess just what happened in terms of that front?

Mike Slessor: Yes. So to be clear, the doubling of capacity is coupled to meeting a doubling of the demand, right, from this customer. So the four-point gross margin gap that Mike Ludwig talked about is associated with the investment you have to make in training people, some yield loss in the activity of introducing a whole bunch of new operators, new structures to the line, that kind of thing.

So there is some yield loss you see reflected in the Q1 results but we're doubling capacity to double output, not to make up for a yield gap. So that’s the first point.

I think the second point is associated with kind of the – what happened on the forecasting and planning process, this has been, as I said, a very rapid set of investments and ramps. Certainly, there were indications of some increase in the demand from this customer but there was also a process where we had to go through and validate to make sure we wanted to incur the costs and that there was firm backlog in place so this was a sound business decision.

You can imagine doubling the capacity is not a business decision that you're going to make on the basis purely of a forecast. There need to be some significant discussions and significant commitments put behind that.

In retrospect, certainly, it would have been preferable to get those things done faster and capture all of the demand we had planned for Q1 but the situation was that we were a lot behind in the beginning of the ramp and then the trajectory of the ramp was slower than we had planned.

Again, doubling capacity is a fairly significant undertaking that involves the addition of a lot of direct labor, some tools and some fundamental changes in the operational structure for one of our factories.

Patrick Ho: Fair enough. And then maybe as a follow-up to the comments of doubling the capacity, I understand the next couple of quarters you'll be able to, quote, utilize that doubling of capacity as you ramp up for this customer given the, quote, delays that you had, but at some future point, this probably going to be roll-off in the demand of those products that you mentioned 14 and 10-nanometers, just what happens to that capacity, how are you going to be able to utilize it down the road once this initial ramp I guess subsides?

Mike Slessor: Yes. There's a couple of different ways we thought our way through that, Patrick. First of all, I don’t remember who's question was but someone asked the similar question associated with where the investments were targeted and whether they were targeted at all of SoC or a specific customer.

We're trying to make these investments as reusable as possible both from a training perspective and from a tooling perspective across different products and different demand streams. But one of the things behind this fundamental demand increase is again the difference between probe cards which are a device specific or a design specific piece of tooling and capital equipment.

Again, we see a continued set of design especially in the SoC space, they continue to be released across 28-nanometer, 20-nanometer, 14-nanometer and now 10-nanometer across our SoC customer space and those designs continued to drive probe card demand even as the fundamental capital equipment for the node is essentially fixed and start to die off.

We see those trends continuing in our SoC business where a large number of designs which drive a diversity of individual probe card demand continued to be something that gives us optimism for the long-term demand cycle to utilize both the investments we're making today and investment we're making across our SoC business.

Operator: Chris Longiaru with Sidoti & Company.

Chris Longiaru: So with the expanded capacity, historically you made comments as to what cash would breakeven expectations are and EPS breakeven expectations are in terms of revenue. Is there any change in terms of your overall modeling for that with the expanded capacity?

Mike Ludwig: No. At this point in time, Chris, we haven't changed the model and in fact, if you kind of look at the 4% hit and you add that back in and then you look at the difference versus our breakeven, you would see that the model still remains intact.

So at this point in time, we're not making any changes to the model. Once we complete the acquisition of Cascade Microtech then I think we'll look at what the business model looks like as a combined company and communicate out the different model. But at this point in time, there no change in the business model.

Chris Longiaru: And just kind of going through where you mix is now and kind of backdrop into some of previous quarters where you had revenue of about $70 million. If you kickback the 4%, it looks like your gross margin should end up somewhere in the low 30-ish range in the June quarter and that 4% goes away. So is that kind of an accurate way of looking at it going forward?

Mike Ludwig: I would suggest that the 4% goes away again in the range that we have communicated I think I'd refer back to the business model that we've talked about in terms of once we get above the $61 million to $63 million breakeven that revenues then fall to the gross margin line, non-GAAP gross margin line at about 60% fall through and I think that’s still a model that we're comfortable with and I would look at that I think at this point in time as we look at the second quarter and, of course, we - as we said, we'll update our guidance in about three to four weeks with respect to that second quarter.

Chris Longiaru: And just with respect to how operating expenses have trended historically and what your guide is out and I don’t think you’ve changed your operating expense net also for March. But with the added capacity, is there any change in what the operating expense levels will look like relatively?

Mike Ludwig: If you're talking about OpEx below the gross margin line, the answer is no. We would expect the OpEx expenses to be consistent with what we had talked about in our previous guide with respect to EPS. So if you'd back into those, I think those would be consistent with how we're looking at OpEx expenses as we close Q1 and certainly as we go forward into Q2.

Chris Longiaru: Okay. And the last thing I have is just in terms of the Cascade integration. I don’t want you to get ahead of yourself because there still works to be done to closing the deal. But is there any areas where their capacity might be constrained where you can kind of foresee a need to do some type of expansion like you're doing now with SoC?

Mike Slessor: Chris, it's Mike Slessor again. The plan we’ve reviewed with Cascade and their need to make some capacity investments and increase the capacity to support their growth plan are things they're currently doing now in the course of running their business and hitting their plan.

If you remember our integration plan especially operationally is to continue to run the business as distinct operating units. So there's not going to be lot of cross use of tools or people or factories until we get several years down the road and are able to bring together the product roadmaps in substantially the same way we brought together the FormFactor and MicroProbe product roadmaps and then managed to get a common set of investments.

But out of the gate, I don't expect to see any significant operational synergies out of this and Cascade is running their business as they should be to grow and meet customer demand against the plan and the forecast they've articulated.

Operator: And there are no further questions. I'll return the call back to Mike Slessor for final comments.

Mike Slessor: Thank you all for attending the call this afternoon on such short notice. We look forward to updating our progress on both FormFactor second quarter and the Cascade Microtech acquisition at our regularly scheduled earnings call toward the end of April. Thanks again for joining us.

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program and you may now disconnect. Everyone, have a great day.